Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 20, 2020 relating to the financial statements of CareTrust REIT, Inc. and the effectiveness of CareTrust REIT, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of CareTrust REIT, Inc. for the year ended December 31, 2019. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Costa Mesa, California

March 10, 2020